EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

The Company adopted SFAS No. 128, "Earnings Per Share," during 1997. SFAS No. 128 requires presentation of basic and diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. All prior period weighted average and per share information has been restated in accordance with SFAS No. 128. Outstanding stock options and warrants issued by the Company represent the only dilutive effect on weighted average shares. A reconciliation between basic and diluted weighted average shares outstanding and the related earnings per share calculation is presented below:

Basic and diluted EPS for the three months ended March 31, 1999 and 1998, were computed as follows: Earnings per share data has been restated to reflect the one for four reverse stock split to holders of record at the close of business on September 15, 1998 effective October 8, 1998.

                                                                       Three Months Ended March 31,
                                                                          1999             1998
                                                                     ------------------------------
Basic EPS Computation:
     Net income (loss)                                                 $ (446,996)       $  833,260
     Less preferred stock dividends                                            --            22,651

     Net income (loss) available to common stockholders                $ (446,996)       $  810,609
     Weighted average shares outstanding                                1,476,646         1,476,646
                                                                     ==============================
Basic EPS                                                              $    (0.30)       $     0.55
Diluted EPS Computation:
     Net income (loss) available to common stockholders                $ (446,996)       $  810,609
                                                                     ==============================
     Weighted average shares outstanding                                1,476,646         1,476,646
     Incremental shares for assumed exercise
          of securities

               Options                                                         --            98,023
                                                                     ------------------------------
                                                                        1,476,646         1,574,669
                                                                     ==============================
Diluted EPS                                                            $    (0.30)       $     0.51
                                                                     ==============================